Exhibit 99.1

[Avanir Pharmaceuticals Logo]

FOR IMMEDIATE RELEASE

AVANIR ANNOUNCES $20 MILLION COMMON STOCK OFFERING

San Diego, December 16, 2005 — Avanir Pharmaceuticals (AMEX: AVN) today announced it has obtained commitments to purchase $20.0 million of its common stock in a registered-direct offering. Under the terms of the transaction, Avanir will sell approximately 6.0 million shares of Class A common stock to a select group of institutional investors at a price of $3.35 per share. Federated Kaufmann and a large, Boston based institutional money manager were the participating funds in this offering. This offering was initiated through Leerink Swann & Company. The net proceeds are expected to be approximately $19.4 million after offering expenses. The transaction is expected to close on or about December 21, 2005.

The shares are being offered directly by Avanir pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. The public offering is being made only by means of a prospectus and prospectus supplement. Copies of the prospectus and prospectus supplement relating to the offering may be obtained from Avanir Pharmaceuticals, 11388 Sorrento Valley Road, San Diego, CA.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Avanir Pharmaceuticals, based in San Diego, is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com

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The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the company’s most recent Annual Report on Form 10-K and other publicly available information regarding the company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect.” The Company disclaims any intent or obligation to update these forward-looking statements.